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                                                                    EXHIBIT 99.1


       Raptor Networks Technology Closes $1,250,000 Incremental Financing

         Santa Ana, Calif. July 30, 2008 - Raptor Networks Technology, Inc. (OTC Bulletin Board: RPTN.OB - News), provider of the world's first distributed network switching architectures, today announced the completion of a private placement transaction with three institutional investors. The terms of the transaction, which closed today, include the issuance of senior secured convertible notes, warrants, and shares of the Company's common stock for aggregate gross proceeds of $1,250,000. The Company intends to use these funds for general corporate purposes. The Company plans to file the transaction documents, which contain additional detailed information regarding the financing, with the Securities and Exchange Commission after the market closing.

         In light of a slower than expected growth in revenue, and as disclosed in the Company's previous public filings, a range of business alternatives focused on preserving enterprise value, including strategic partnerships, licensing and shifting the Company from an operating to a licensing model have been under consideration, should they become necessary. Our independent auditors have questioned our ability to continue as a going concern in our Annual Report for the period ended December 31, 2007 and before, and as we closely monitor the performance of our sales initiatives over the coming months, this financing affords us the time to carefully weigh and consider a broad range of options for the Company's future.

About Raptor Networks Technology, Inc.

         Raptor Networks Technology, Inc. has developed the world's first "distributed core" network switching architectures, all open-standards based, that benefit networks that provide newer latency-sensitive services such as video, VOIP, high speed server and storage clustering and the like. This patented Distributed Network Switching Technology enables new network build outs and performance upgrades of traditional chassis-based installations in a highly cost effective manner. Management believes that the unique advantage Raptor provides is speed over distance: data transport at wire speed, in hardware, between spatially separated network elements. Enhanced network reliability, lower power consumption and reduced form factor combine to enable significant savings in both acquisition costs as well as operating expense. Raptor's network switching products engender the feature set and versatility to run the most advanced new data applications.

Safe Harbor Statement

         The statements in this release relating to future product availability, collaboration and partnership, and positive direction are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Some or all of the aspects anticipated by these forward-looking statements may not, in fact, occur. Factors that could cause or contribute to such differences include, but are not limited to, contractual difficulties, demand for Raptor Networks' products, the future market price of RPTN common stock and the Company's ability to obtain necessary future financing.

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Contacts:
Raptor Networks Technology, Inc.
Tom Wittenschlaeger, CEO
Bob Van Leyen, CFO
949-623-9300